May 8, 2024

James Kelly
Via email

RE:    Offer Letter from NCR Voyix Corporation

Dear Jim,

I am very pleased to confirm our offer employment with NCR Voyix Corporation (the “Company”). This offer letter (this “Offer Letter”) details the terms and conditions that govern your employment as Executive Chair of the Company effective May 8, 2024.

Position	Your position will be Executive Chair of the Company. You will continue to serve on the Board of Directors of the Company (the “Board”).
Job Duties
Your primary duties and responsibilities will include those commensurate with the role of Executive Chair, including supporting the management team on strategic and operational matters. Other duties as applicable will be assigned by the Board.

Base Salary
Your annual salary will be at the rate of $550,000, less applicable withholdings. You will be paid in accordance with our regular payroll practices. For the 2024 fiscal year, your base salary will be pro-rated based on the number of days worked in fiscal 2024.

Annual Bonus Opportunity
You will be eligible to receive an annual target bonus of 100% of your base salary for each fiscal year, payable in cash, pursuant to the Company’s Management Incentive Plan. Your annual bonus will be pro-rated for 2024 based on your start date. The bonus payable will be determined by the Compensation and Human Resource Committee of the Board (“Compensation Committee”) based on, among other things, your individual performance for such year, the achievement of the applicable performance criteria and such other factors determined by the Compensation Committee. Additionally, you must be actively employed on the date the bonus awards are paid to other executive officers of the Company.

Benefits
You will be eligible to participate in and receive benefits under any employee benefit and insurance plans, programs or arrangements available to similarly situated executives of the Company, subject to and consistent with the terms, conditions and overall administration of each such benefit plan, program or arrangement. The Company reserves the right to amend or terminate any employee benefit plan, program or arrangement at any time in its sole discretion, subject to the terms of such plan, program or arrangement and applicable law.

Business Expenses and Reimbursements
You will be reimbursed for all reasonable and necessary business expenses incurred in the course and scope of your employment, subject to your compliance with the Company’s policies with respect to reimbursement of business expenses and provision of supporting receipts as in effect from time to time.

Equity Grant
You will be awarded equity incentive awards consistent with those granted to other executives of the Company on March 15, 2024 (the “Executive Officer Grant Date”). Subject to approval of the Compensation Committee and ratification by the Company’s Board of Directors, the Company will grant you an award of time-based restricted stock units for shares of the Company’s common stock with a grant date value of $1,000,000 (the “RSU Grant”) and an award of performance-based restricted stock units with a grant value of $1,000,000 (the “PBRSU Grant”). The RSU Grant will vest in three equal annual installments of the Executive Officer Grant Date, subject to your continued service as Executive Chair or as a member of the Board. The PBRSU Grant will be subject to the achievement of certain performance metrics, with 50% of the award value subject to free cash flow metrics and 50% of the award value subject to performance based on total shareholder return. The PBRSU Grant will cliff vest on the third anniversary of the Executive Officer Grant Date, subject to your continued service as Executive Chair or as a member of the Board. The RSU Grant and the PBRSU Grant will be subject to the terms of the Company’s equity incentive plan as in effect from to time and your individual award agreements.

Beginning in the 2025 fiscal year, you will be eligible to receive equity incentive awards under the Company’s equity-based incentive compensation program, in amounts and subject to such terms determined by the Compensation Committee in its sole discretion.

Severance
You will become a participant in the NCR Voyix Corporation 2024 Executive Severance Plan (“Severance Plan”) at the level of a Section 16 Officer and will be entitled to termination benefits in accordance with the terms of the Severance Plan; provided, that, if you cease being Executive Chair but thereafter remain in service of the Company as a non-employee director on the Board, such termination of employment as Executive Chair will not be a “Qualifying Termination” (as defined under the Severance Plan) and you will not be eligible to receive termination benefits under the Severance Plan in connection therewith.

COBRA
Subject to your timely and proper election of healthcare continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will reimburse the costs of the applicable COBRA premiums on behalf of you and your dependents at active employee rates for up to 18 months following your termination of service as Executive Chair.

Restrictive Covenants
You agree that you will be governed by those obligations arising from any restrictive covenants contained in all agreements between you and the Company (e.g., equity incentive plan, equity award agreement, Severance Plan, etc.), which are incorporated by reference herein.

Clawback
All incentive compensation paid to you pursuant to this Offer Letter or otherwise in connection with your employment with the Company shall be subject to the Company’s clawback policy in effect and as may be amended, any policy later adopted by the Company and by applicable law and by the rules and regulations of any national securities exchange or national securities association on which the Company’s stock may be traded.

No Conflicts
Unless written permission is granted, you agree that during your employment with the Company, you will not render services for any third party or for your own account that conflict with your duties to the Company. From time to time, the Company will require you to disclose any conflicts of interest.

Rules of Conduct	As a Company employee, you will be expected to abide by the Company’s rules and standards, including, but not limited to the Company’s Code of Conduct.
Term	Your employment is at-will and not for any term. Your employment can be terminated at any time. Should you resign from your employment, you will give the Company 30 days’ prior written notice.

To accept the Company’s offer of employment, please sign and date this Offer Letter in the space provided below. If you accept our offer, your first day of employment will be deemed to be May 8, 2024. This Offer Letter sets forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This Offer Letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement by the Company and you.

If this Offer Letter accurately describes your understanding of your employment with the Company, please sign the below acknowledgement and return a copy of this Offer Letter to my attention.

[Signature page follows]

NCR VOYIX CORPORATION

/s/ Jane Elliott
By: Jane Elliott
Its: Executive Vice President and Chief Human Resources Officer

Date:May 8, 2024

By signing and dating under your name below, you acknowledge and agree to the terms set out in this Offer Letter under the terms above.

JAMES KELLY

/s/ James Kelly

Date: May 8, 2024

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